EXHIBIT 1

     Pursuant to Item 8, the members of the group that have filed this Schedule 13G pursuant to Rule 13d-1(d) are:

              (i)   SIBV/MS Equity Investors, L.P.;

             (ii)   Morgan Stanley Equity Investors Inc.;

            (iii)   The Morgan Stanley Leveraged Equity Fund II, L.P.;

             (iv)   Morgan Stanley Leveraged Equity Fund II, Inc.; and

              (v)   Morgan Stanley Dean Witter & Co.